BALCOR EQUITY PROPERTIES LTD.-VIII
                                 P.O. Box 7190
                        Deerfield, Illinois 60015-7190



November 17, 1995



Dear Investor,

By this time you may have received an offer from Walton Street Capital Acquisition Co., L.L.C. to acquire 45 percent of the limited partnership units of Balcor Equity Properties Ltd.-VIII.

Numerous items which appear in the offer call for a considered response from BRI Partners-79, the general partner of Balcor Equity Properties Ltd.-VIII. You will be hearing from your general partner with respect to this offer no later than November 30, 1995.

In the meantime, we advise you to defer making a determination as to whether to accept or reject such offer. In addition, please understand that while your telephone inquiries are welcome, the securities laws strictly limit what your general partner can tell you about this offer prior to its written response to you on or before November 30, 1995.



Very truly yours,


BALCOR EQUITY PROPERTIES LTD.-VIII

     By:  BRI Partners-79,
          the General Partner

     By:  RGF-Balcor Associates,
          a partner

     By:  The Balcor Company,
          a partner

          /s/Thomas E. Meador

          Thomas E. Meador
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